Exhibit 99.1

Semler Scientific® Announces Select Preliminary Unaudited Fourth Quarter 2024 Financial Results and Significant Unrealized Gain from Change in Fair Value of Bitcoin Holdings

Santa Clara, CA – January 23, 2025 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today announced select preliminary unaudited fourth quarter 2024 financial results and BTC holdings. Semler Scientific will report full financial results for the fourth quarter and full year ended December 31, 2024, as well as provide an update on its Bitcoin holdings after the close of U.S. financial markets on Tuesday, February 18, 2025.

Select Preliminary Unaudited Fourth Quarter 2024 Results

•	Revenues of $12.1 million to $12.5 million

•	Income from operations of $3.4 million to $3.7 million

•	Unrealized gain from change in fair value of bitcoin holdings of approximately $28.9 million

•	Cash, restricted cash and cash equivalents at December 31, 2024 of approximately $9.0 million

“We are pleased to report these preliminary unaudited numbers and significant unrealized gain from our bitcoin holdings,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “We are excited to continue executing on our bitcoin treasury strategy.”

The preliminary unaudited financial information presented in this press release is based on Semler Scientific’s current expectations and may be adjusted as a result of, among other things, completion of customary annual audit procedures. It is possible that the final results may differ from the preliminary results between now and when results are finalized.

BTC Holdings

As of January 17, 2025, Semler Scientific held 2,321 bitcoins, which were acquired for an aggregate purchase price of $191.9 million at an average purchase price of $82,689 per bitcoin, inclusive of fees and expenses.

Fourth Quarter and Full Year Financial Results Conference Call

Semler Scientific will report full financial results for the fourth quarter and full year ended December 31, 2024, as well as provide an update on its Bitcoin holdings after the close of U.S. financial markets on Tuesday, February 18, 2025. Dr. Murphy-Chutorian will host a conference call at 4:30 pm ET the same day. Eric Semler, chairman, Renae Cormier, chief financial officer, and Jennifer Oliva-Herrington, chief operating officer, will join him on the call.

Please submit questions prior to the start of the call to ir@semlerscientific.com.

Semler Scientific encourages participants to pre-register for the conference call using the following link: https://dpregister.com/sreg/10196221/fe5ab5166e. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Those without internet access or unable to pre-register may dial in by calling:

Domestic callers: 833-816-1161

International callers: 412-317-0717

Please specify to the operator that you would like to join the “Semler Scientific Call.” The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Forward-Looking Statements

This press release contains "forward-looking" statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words "believe," "goal," "may," "will," "intend," "expect," "anticipate," "estimate," "project," "would," "could" or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements about Semler Scientific’s select preliminary unaudited fourth quarter 2024 financial results; acquiring and holding Bitcoin; and its healthcare business, among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific's actual results to differ materially from those discussed here, such as risks related to completion of Semler Scientific’s financial close and/or the annual audit process; investing in Bitcoin, including Bitcoin's volatility; implementing a Bitcoin treasury strategy; along with those other risks related to Bitcoin, its healthcare business and the other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this press release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in Bitcoin and has adopted Bitcoin as its primary treasury asset.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.

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